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                       May 4, 2023

       Richard Giroux
       Chief Financial Officer
       MeiraGTx Holdings plc
       450 East 29th Street, 14th Floor
       New York, NY 10016

                                                        Re: MeiraGTx Holdings
plc
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 14,
2023
                                                            File No. 001-38520

       Dear Richard Giroux:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences